UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.

FORM 8K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

November 1, 2013

Date of Report (Date of earliest event reported)

NMI Health, Inc.

(Exact name of registrant as specified in its charter)

Nevada	000-27421	87-0561647
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

50 West Liberty Street, Suite 880, Reno, Nevada	89501
(Address of principal executive offices)	(Zip Code)

914-760-7857

Registrant's telephone number, including area code

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

The Company has announced the appointment of Michael Marx as Chief Financial Officer and a director of the Company, effective as of November 1, 2013, and of Marc Kahn as a director of the Company, effective December 1, 2013. Per an oral agreement, Mr. Marx will be compensated at $80,000 annually. Mr. Kahn will receive compensation as a non-employee director of $15,000 per year.

Michael J. Marx is the Chief Executive Officer of CPA Services Unlimited, P.C., a private accounting firm located in Peekskill, New York, a position he has held since 1985. Mr. Marx served as the Company’s Chief Financial Officer (“CFO”) from December 2009 to August 2013. Mr. Marx began his professional career at Peat, Marwick, Mitchell & Co., CPAs (now KPMG, LLC) from 1967 to 1972.  From 1972 to 1974, he was Supervisor of the Audit Department for AMAX, Inc. (NYSE).  From 1974 to 1975, he was Assistant Corporate Controller for Esterline Corp. (NYSE). He then joined EDO Corporation (NYSE), now a unit of ITT Corporation, as Director of Auditing (1976 to 1981) and Director of Financial Management (1981 to 1984).  Mr. Marx received his B.S. from Lehigh University (1966) and his New York State CPA in 1972.

Dr. Marc L. Kahn previously served as a director of the Company June 2009 to August 2013. Dr. Kahn has been a radiologist with the Clarkson Medical Group in Michigan since May 2007.  Prior to that time, from September 1994 to May 2007, he was a radiologist with Diagnostic Radiology Associates in Michigan.  Mr. Kahn earned a BA from Albion College (1977) and an MD from Wayne State Medical School (1981).  He did his residency in radiology at Sinai Hospital (1989) and a fellowship at Columbia Presbyterian (1995).

There are no other arrangements or understandings between either of the new directors or any other persons pursuant to which either was selected as a director. At this filing date, no board committee assignments have been decided for either of the new directors.

Item 8.01 Other Information

The Company has also announced the settlement of certain outstanding litigation as well as the Company’s intention to bring its financial and periodic report filings current as soon as possible. A press release describing this information is attached as an exhibit to this Report.

Item 9.01 Financial Statements and Exhibits

EX 99.1 Press release dated April 16, 2014

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DATED: April 16, 2014

NMI Health, Inc.

By:  /S/ Edward J. Suydam

Edward Suydam, CEO and President